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                                                                      EXHIBIT 23



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 33-69982) pertaining to the AER Energy Resources, Inc. 1992 Stock Option Plan and in the Registration Statement (Form S-8 No. 33-69462) pertaining to the AER Energy Resources, Inc. 1993 Non-Employee Director's Restricted Stock Award Plan and in the Registration Statement (Form S-8 No. 33-89068) pertaining to the AER Energy Resources, Inc./H. Douglas Johns Stock Option Agreement of our report dated January 22, 1999, with respect to the financial statements of AER Energy Resources, Inc. included in the Annual Report (Form 10-K) for the year ended December 31, 1998.


                                             /s/ Ernst & Young LLP
                                             ERNST & YOUNG LLP


Atlanta, Georgia
February 19, 1999